Exhibit 99.1

PRESS RELEASE

Viasat Completes Sale of Link 16 Tactical Data Links Business to L3Harris Technologies for $1.96 Billion

CARLSBAD, Calif., January 3, 2023—Viasat Inc. (NASDAQ: VSAT), a global leader in satellite communications, completed the sale of its Link 16 Tactical Data Links (TDL) business to L3Harris Technologies (NYSE: LHX) for approximately $1.96 billion in cash. The net proceeds to Viasat are expected to be approximately $1.8 billion after estimated taxes, fees and other expenses. Viasat intends to use the proceeds to reduce net leverage and increase liquidity.

The Link 16 TDL business had approximately $400 million of revenue and an estimated $125 million of Adjusted EBITDA for the 12 months ended June 30, 2022, when burdened by the estimated amount of allocable overhead and corporate expenses expected approximately one year after closing.

“We thank the employees who transferred to L3Harris as a result of today’s closing. We greatly appreciate their contribution to Viasat,” said Mark Dankberg, CEO and Chairman, Viasat. “Completing the sale of the Link 16 TDL business to L3Harris supports our transition towards a greater focus on global satellite services. It also strengthens our balance sheet, and reduces net debt and interest expense—supporting our path to positive free cash flow.”

Viasat is building an integrated satellite services platform for global mobile and fixed commercial and government markets. Completing the transaction supports this focus. Viasat’s Government Systems segment will build on three main areas: broadband and narrowband satcom services and associated hybrid network technology; information assurance and cybersecurity; and an emerging portfolio of space-based technology and services, including LEO to GEO relay, networks for a range of earth observation and sensor systems, alternative position, navigation and timing (PNT), and space situational awareness.

J.P. Morgan Securities LLC served as lead financial advisor and PJT Partners served as financial advisor to Viasat. Latham & Watkins LLP serves as legal advisor to Viasat.

Forward-Looking Statements

This press release contains forward-looking statements regarding future events and our future results that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934. Forward-looking statements include, among others, statements that refer to the estimated net amount and use of proceeds from the divestiture of our Link 16 Tactical Data Links business to L3Harris (referred to herein as the “Link 16 TDL sale”); reduction in net debt; future strategy and financial performance; and other characterizations of future events or circumstances. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties and assumptions that are difficult to predict. Factors that could cause actual results to differ materially and adversely include: the ability to ensure performance and market growth of Viasat’s continuing business; changes in the global business environment and economic conditions; the ability to successfully develop, introduce, and sell new products and enhancements; changes in relationships with key customers, suppliers, distributors, resellers, and others as a result of the Link 16 TDL sale; and other factors affecting the communications industry generally. In addition, please refer to the risk factors contained in our SEC filings available at www.sec.gov, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to revise or update any forward-looking statements for any reason.

About Viasat

Viasat is a global communications company that believes everyone and everything in the world can be connected. For over 35 years, Viasat has helped shape how consumers, businesses, governments and militaries around the world communicate. Today, the Company is developing the ultimate global communications network to power high-quality, secure, affordable, fast connections to impact people’s lives anywhere they are—on the ground, in the air or at sea. To learn more about Viasat, visit: www.viasat.com, go to Viasat’s Corporate Blog, or follow the Company on social media at: Facebook, Instagram, LinkedIn, Twitter or YouTube.

Copyright © 2023 Viasat, Inc. All rights reserved. Viasat, the Viasat logo and the Viasat signal are registered trademarks of Viasat, Inc. All other product or company names mentioned are used for identification purposes only and may be trademarks of their respective owners.

Viasat, Inc. Contacts

Deb Green, Public Relations—Corporate, +1 (678) 395-0122, PR@viasat.com

Paul Froelich/Peter Lopez, Investor Relations, +1 (760) 476-2633, IR@viasat.com

# # #